UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☒    Soliciting Material Pursuant to Rule 14a-12
Bowhead Specialty Holdings Inc.
(Name of Registrant as Specified in its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11

On August 3, 2026, Bowhead Specialty Holdings Inc., a Delaware corporation (together with its subsidiaries, the “Company”) distributed the following to its employees relating to the Company’s entry into an Agreement and Plan of Merger with American Family Mutual Insurance Company, S.I., a Wisconsin insurance company (“Parent”), and Trident Superior Inc., a Delaware corporation and a wholly-owned direct subsidiary of Parent.

[Email to all Bowhead Employees]

[Subject]American Family to Acquire Bowhead

Colleagues,

Today, I am excited to share with all of you the start of a new chapter in Bowhead’s journey. Our company has entered into a definitive merger agreement to be acquired by American Family Insurance, a leading insurer since its founding in 1927. American Family is already a key business partner of and investor in Bowhead and is also, as you know, a leading U.S. property and casualty insurance group with almost 100 years of experience. The announcement press release is available here: https://ir.bowheadspecialty.com/news-events/press-releases/detail/145/bowhead-specialty-holdings-inc-reports-second-quarter-2026-results-and-cancels-earnings-conference-call-following-announcement-of-merger-agreement-with-american-family.

This transformative transaction was approved by the Board of Directors of Bowhead. I wholeheartedly believe that this is the right step for Bowhead at this time. As part of American Family, Bowhead will be even better positioned to enhance our specialty lines underwriting platform and unlock new strategic growth opportunities while continuing to provide first class service to our insureds and distribution partners.

It is an understatement to say that I am extremely proud of the company that we have built together over the past six years. Our financial position and reputation is strong, and, as part of American Family, we will continue being a leading specialty lines underwriter.

This transaction is subject to approvals by Bowhead’s common stockholders, as well as receipt of required regulatory approvals and satisfaction of other customary closing conditions. Therefore, it remains business as usual at Bowhead doing what we do best: disciplined underwriting and first-class service.

Additional information about this announcement can also be found in the attached set of FAQs.

Thank you for all that you do for Bowhead, and I look forward to sharing more with you at our all-company meeting today.

1.Why are we entering into this transaction now?

•As part of American Family, we believe Bowhead will be better positioned to build upon its strong foundation – unlocking new strategic growth opportunities and enabling us to best serve the needs of our insureds and distribution partners.
•As a member of a top 12 U.S. insurance group, we believe Bowhead’s position in the marketplace will be further enhanced.

2.What does this transaction mean for the future of Bowhead?

•Upon completion of the transaction, Bowhead will operate as a standalone entity within the American Family platform. Stephen Sills will continue as Chief Executive Officer and President of Bowhead, and the Bowhead name and brand will remain the same.

3.Who is American Family?

•American Family, a mutual holding company based in Madison, Wisconsin, has been serving customers since 1927. American Family inspires, protects and restores dreams through its insurance products, exceptional service from its agency owners and employees, community investments and creative partnerships.
•American Family is the nation’s 12th-largest property/casualty insurance company, ranking No. 226 on the Fortune 500 list. American Family has a current ‘a+’ credit rating through AM Best and has distinction as a “Standing the Test of Time” company, which is represented by having an AM Best financial strength rating of ‘A’ or better for at least 75 years.
•It offers American Family-brand products through a network of exclusive agency owners as well as nationwide through key strategic partnerships. American Family also includes Homesite and Main Street America Insurance. American Family has approximately 10,500 employees nationwide.

4.What will I receive if I own shares of Bowhead common stock?

•Bowhead stockholders will receive $34.00 in cash, without interest, per share that they own upon closing.

5.When is the transaction targeted to close?

•The transaction is targeted to close prior to the end of 2026.

6.What needs to occur before the transaction can close?

•The transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approvals of Bowhead’s stockholders.

7.Will anything change for me between now and when the transaction closes?

•No. We need to continue providing the same first-class service to our insureds and distribution partners as we always have.

8.What does it mean to become a private company?

•Following the closing of the transaction, shares of Bowhead will no longer trade on the New York Stock Exchange.
•We will effectively have one ownership group instead of many public investors.
•While this transaction represents a change in ownership, it does not change our business priorities. In fact, today’s announcement is a testament to the strength of the leading services and capabilities that our team has built together over the past several years with your support.

•As part of American Family, we believe Bowhead will be even better positioned to build on our strong foundation, respond to emerging market opportunities and continue exceeding our customers’ and partners’ expectations through excellent service and expertise.

9.What does this mean for me?

•There are no planned changes to Bowhead team members’ day-to-day roles and responsibilities. While there will be benefits to being part of American Family, expense saving is not a factor for joining American Family.
•As we work to complete the transaction, a thoughtful integration planning process will take place, with a focus on best positioning Bowhead as a part of American Family’s platform.
•The most important thing we can do now and following the closing of the transaction is to stay focused on Bowhead’s business priorities.

10.Will there be any changes to my salary or benefits?

•At this time, Bowhead’s compensation and benefits programs will generally remain in place. While the structure of Bowhead’s compensation and benefits programs may change in the future, both Bowhead’s and American Family’s compensation and benefits programs will continue to reward those that work hard and produce results.
•When and if there are changes to the structure of our compensation and benefits programs, we will communicate those to you as soon as we are able.

11.Will Bowhead maintain its headquarters in New York and what impact will the transaction have on Bowhead’s remote-friendly operating model?

•Bowhead will continue to be headquartered in New York, New York following the closing of the transaction. American Family shares Bowhead’s belief that Bowhead thrives in a remote-friendly environment, and the ability of Bowhead employees to work collaboratively in a remote environment is a strength of the company.

12.Do our short-term and long-term incentive programs remain in place for performance year 2026?

•Bowhead’s short-term and long-term incentive programs will remain in place for the 2026 performance year and will generally be paid under the normal schedule and conditions. If the closing of the transaction occurs prior to the date of payment of Bowhead’s short-term incentive program and a participant in Bowhead’s short-term incentive program is terminated without “cause” or resigns for “good reason,” the participant will receive their full bonus for the 2026 performance year.

13.What will happen to long-term incentive awards that are still outstanding when the transaction closes?

•Bowhead’s restricted stock unit (RSU) awards that are outstanding and unvested as of the closing of the transaction will be automatically cancelled and replaced with a restricted cash award that provides the right to receive an amount equal to the merger consideration ($34.00) for each share of common stock subject to the RSU award, which will be held in an escrow account that provides interest from the date of the closing of the transaction through the applicable payment date.
•Such cash award will be distributed on the same schedule as the corresponding RSUs would have vested, together with accrued interest, subject to applicable tax withholding.

14.What do I do if I’m contacted by a member of the media or other third party about this announcement?

•Consistent with company policy, please forward any inquiries from the media or other third parties to Stephen Sills.

•Also, consistent with company policy, please do not comment about this announcement on social media. You are permitted to “like” or repost articles posted on Bowhead’s official LinkedIn page but not any articles or posts from third parties.

Forward-Looking Statements

Statements in this communication, and any related oral statements, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms or the converse of such terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this communication and include statements regarding intentions, beliefs or current expectations concerning, among other things, the transaction, regulatory approvals, and the timing of the transaction, the industries in which Bowhead operates, and other statements relating to Bowhead’s future performance.

The transaction is subject to risks and uncertainties, including: that Bowhead and American Family may be unable to complete the transaction because, among other reasons, conditions to the closing of the transaction may not be satisfied or waived; uncertainty as to the timing of completion of the transaction; the inability to complete the transaction due to the failure to obtain the Bowhead stockholder approvals for the transaction or the failure to satisfy other conditions to completion of the transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; interloper risk; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks related to disruption of management’s attention from Bowhead’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on Bowhead’s relationships with its insureds, operating results and business generally; and the outcome of any legal proceedings to the extent initiated against Bowhead, American Family or others following the announcement of the transaction, as well as Bowhead’s and American Family management’s response to any of the aforementioned factors. A more fulsome discussion of the risks related to the transaction will be included in Bowhead’s proxy statement for the transaction. For a discussion of factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the section captioned “Risk Factors” in Bowhead’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. While the list of factors presented here is, and the list of factors presented in the proxy statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Forward-looking statements speak only as of the date on which they are made. Except as expressly required under federal securities laws or the rules and regulations of the SEC, Bowhead does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to Bowhead are expressly qualified by these cautionary statements.

The information contained on or connected to any websites referenced in this communication is not incorporated by reference into this communication.

Additional Information and Where to Find It

In connection with the transaction, Bowhead will file with the SEC a proxy statement on Schedule 14A, the definitive version of which will be sent or provided to Bowhead’s stockholders. Bowhead and affiliates of Bowhead intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). Bowhead may also file or furnish other documents with the SEC regarding the transaction. This material is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that Bowhead may file with, or furnish to, the SEC.

INVESTORS IN AND STOCKHOLDERS OF BOWHEAD ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED WITH OR WILL BE FURNISHED TO THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and stockholders may obtain a copy of these documents (when they are filed and become available) free of charge at the SEC’s website at www.sec.gov. Bowhead will also provide a copy of these materials without charge on its website at https://ir.bowheadspecialty.com/.

Participants in the Solicitation

Bowhead, its executive officers and certain members of its board of directors may be deemed to be participants in the solicitation of proxies from Bowhead’s stockholders in connection with the transaction. Information regarding Bowhead’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Bowhead’s annual proxy statement filed with the SEC on March 16, 2026. A more complete description will be available in the proxy statement on Schedule 14A to be filed regarding the transaction. You may obtain copies of these documents as described in the preceding paragraph filed with, or furnished to, the SEC free of charge. All such documents, when filed or furnished, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to the investor relations department of Bowhead.

Bowhead Investor Relations Contact:
Shirley Yap, Head of Investor Relations
investorrelations@bowheadspecialty.com